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                                                                      Exhibit 15


July 18, 2003


To the Shareholders
Overseas Shipholding Group, Inc.


We are aware of the incorporation by reference in the Amendment No. 1 to the Registration Statement on Form S-4 and the related Prospectus of Overseas Shipholding Group, Inc. (the "Company") relating to the offer by the Company to exchange outstanding 8.250% Senior Notes due March 15, 2013 of the Company for 8.250% Senior Notes due March 15, 2013 of the Company which have been registered under the Securities Act of 1933, as amended, of our report dated May 8, 2003 relating to the unaudited condensed consolidated interim financial statements of the Company that are included in its Form 10-Q for the quarter ended March 31, 2003.

                                                     /s/ Ernst & Young LLP